Exhibit 10.1

Execution Version

$750,000,000

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT

among

HENRY SCHEIN, INC.,

as Borrower,

The Several Lenders Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agent,

Dated as of June 6, 2025

JPMORGAN CHASE BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

THE TORONTO-DOMINION BANK, NEW YORK BRANCH and BANK OF AMERICA, N.A.,

as Joint Lead Arrangers and Co-Documentation Agents,

ING BANK, N.V. and BNP PARIBAS,

as Co-Documentation Agents

i

3.11	Break Funding Payments	41
3.12	Change of Lending Office	41
3.13	Replacement of Lenders	41
3.14	Defaulting Lenders	42
3.15	Evidence of Debt	42

Section 4.	[Reserved]	43

Section 5.	REPRESENTATIONS AND WARRANTIES	43

5.1	Financial Condition	43
5.2	No Material Adverse Change	43
5.3	Organization; Powers	43
5.4	Authorization; Enforceability	44
5.5	Governmental Approvals; No Conflicts	44
5.6	No Material Litigation	44
5.7	Compliance with Laws and Agreements	44
5.8	Taxes	45
5.9	Purpose of Loans	45
5.10	Environmental Matters	45
5.11	Disclosure	45
5.12	Ownership of Property: Liens	45
5.13	ERISA	46
5.14	[Reserved]	46
5.15	Investment and Holding Company Status	46
5.16	Guarantors	46
5.17	Anti-Corruption Laws and Sanctions	46
5.18	Affected Financial Institutions	46
5.19	[Reserved]	46
5.20	Margin Regulations	47
5.21	Outbound Investment Rules	47

Section 6.	CONDITIONS PRECEDENT	47

6.1	Conditions to Initial Loans	47
6.2	Conditions to Each Loan	49

Section 7.	AFFIRMATIVE COVENANTS	49

7.1	Financial Statements	49
7.2	Certificates; Other Information	50
7.3	Conduct of Business and Maintenance of Existence	51
7.4	Payment of Obligations	51
7.5	Maintenance of Properties	51
7.6	Maintenance of Insurance	51
7.7	Books and Records	51
7.8	Inspection Rights	52
7.9	Compliance with Laws	52
7.10	Use of Proceeds	52
7.11	Notices	52
7.12	Guarantors	53

Section 8.	NEGATIVE COVENANTS	53

8.1	Financial Covenant	53
8.2	Limitation on Liens	53
8.3	Limitation on Indebtedness	55
8.4	Fundamental Changes	56
8.5	Dispositions	56
8.6	ERISA	57
8.7	Transactions with Affiliates	57
8.8	Restrictive Agreements	57
8.9	Use of Proceeds	58
8.10	Outbound Investment Rules	58

Section 9.	EVENTS OF DEFAULT	58

Section 10.	THE ADMINISTRATIVE AGENT	60

10.1	Appointment	60
10.2	Delegation of Duties	61
10.3	Exculpatory Provisions	61
10.4	Reliance by Administrative Agent	61
10.5	Notice of Default	62

10.6	Non-Reliance on Administrative Agent and Other Lenders	62
10.7	Indemnification	62
10.8	Administrative Agent in Its Individual Capacity	63
10.9	Successor Administrative Agent	63
10.10	The Joint Lead Arrangers and the Syndication Agent	63
10.11	Acknowledgements of Lenders	63
10.12	Certain ERISA Matters	65
10.13	Borrower Communications	67

Section 11.	MISCELLANEOUS	68

11.1	Amendments and Waivers	68
11.2	Notices	69
11.3	No Waiver; Cumulative Remedies	69
11.4	Survival of Representations and Warranties	69
11.5	Expenses; Limitation of Liability; Indemnity, Etc.	70
11.6	Successors and Assigns; Participations and Assignments	71
11.7	Adjustments; Set-off	75
11.8	Counterparts	75
11.9	Severability	76
11.10	Integration	76
11.11	GOVERNING LAW	77
11.12	Submission To Jurisdiction; Waivers	77
11.13	Acknowledgements	77
11.14	Confidentiality	78
11.15	USA Patriot Act	79
11.16	[Reserved]	79
11.17	WAIVERS OF JURY TRIAL	79
11.18	No Fiduciary Duty	79
11.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	79
11.20	[Reserved]	80
11.21	Acknowledgement Regarding Any Supported QFCs	80
11.22	Amendment and Restatement of the Existing Credit Agreement	81

SCHEDULES

Schedule I	Names and Commitments of Lenders
Schedule 5.10	Disclosed Matters
Schedule 8.2	Liens
Schedule 8.3	Subsidiary Indebtedness
Schedule 8.8	Restrictive Agreements

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	[Reserved]
Exhibit C	[Reserved]
Exhibit D	[Reserved]
Exhibit E	Form of Term Loan Note
Exhibit F	[Reserved]
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Guarantee
Exhibit J	Form of U.S. Tax Compliance Certificate

v

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT, dated as of June 6, 2025, among (i) Henry Schein, Inc., a Delaware corporation (the “Borrower”), (ii) the several Lenders party hereto (the “Lenders”), (iii) JPMorgan Chase Bank, N.A., as administrative agent and joint lead arranger, (iv) U.S. Bank National Association, as syndication agent (in such capacity, the “Syndication Agent”) and joint lead arranger, (v) The Toronto-Dominion Bank, New York Branch and Bank of America, N.A., as co-documentation agents and joint lead arrangers and (vi) ING Bank, N.V. and BNP Paribas, as co-documentation agents (each of the lenders in clauses (v) and (vi) in its capacity as a co-documentation agent, a “Co-Documentation Agent”).

WHEREAS, pursuant to the Existing Credit Agreement (as defined below), the lenders party thereto extended loans to the Borrower; and

WHEREAS, the parties hereto desire to amend and restate the Existing Credit Agreement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree that on the Closing Date the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1%, and (c) the Adjusted Term SOFR Rate for a one month Interest Period plus 1%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 3.6 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.6(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loans”: Loans bearing interest at a rate per annum determined by reference to the ABR.

“Acquired EBITDA”: with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to Borrower and its Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business), all as determined on a consolidated basis for such Acquired Entity or Business (but excluding Consolidated EBITDA of any related Person or business not acquired by Borrower or any of its Subsidiaries that would otherwise be included in a consolidated calculation).

“Acquired Entity or Business” as defined in the definition of the term “Consolidated EBITDA”.

“Act”: as defined in Section 11.15.

“Adjusted Daily Simple SOFR”: an interest rate per annum equal to the Daily Simple SOFR; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate”: for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent”: JPMCB and any of its Affiliates, as the Administrative Agent for the Lenders under this Agreement and the other Loan Documents.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors of (or persons performing similar functions for) such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent, the Joint Lead Arrangers, the Syndication Agent and each Co-Documentation Agent.

“Agreement”: this Amended and Restated Term Loan Credit Agreement, as further amended, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws”: The Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act 2010, and all other laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: for any day, with respect to Term Benchmark Loans, and with respect to each ABR Loan, a rate per annum equal to (a) until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 7.1, 1.25% with respect to Term Benchmark Loans and 0.25% with respect to ABR Loans, and (b) at any time thereafter, the applicable rate per annum based on the Consolidated Net Leverage Ratio for such day, as set forth under the relevant column heading below:

Tier	Consolidated Net Leverage Ratio	Applicable Margin for Term Benchmark Loans (bps)	Applicable Margin for ABR Loans (bps)
I	> 2.25:1.00	125.0	25.0
II	≤ 2.25:1.00 but > 2.00:1.00	112.5	12.5

Tier	Consolidated Net Leverage Ratio	Applicable Margin for Term Benchmark Loans (bps)	Applicable Margin for ABR Loans (bps)
III	≤ 2.00:1.00 but > 1.50:1.00	100.0	0.0
IV	≤ 1.50:1.00 but > 0.50:1.00	87.5	0
V	≤ 0.50:1.00	75.0	0

The Applicable Margin for the purpose of paragraph (b) above will be set on the day which is five Business Days following the receipt by the Administrative Agent of the financial statements referenced in Section 7.1(a) or Section 7.1(b), as the case may be, and shall apply to all ABR Loans and Term Benchmark Loans (i.e., existing, new or additional Loans, or Loans which are continuations or conversions) then outstanding (i.e., subject to the below provisions, outstanding ABR Loans and Term Benchmark Loans shall bear interest at the new Applicable Margin from and after the date any such margin is reset in accordance with the provisions hereof; prior to such time, such ABR Loans and Term Benchmark Loans shall accrue interest based on the Applicable Margin relating to the period immediately prior to the time such margin is reset in accordance with the provisions hereof) or to be made on or after such date until, but not including, the next date on which the Applicable Margin is reset in accordance with the provisions hereof; provided, however, that notwithstanding the foregoing, if any financial statements are not received by the Administrative Agent within the time period relating to such financial statements as provided in Section 7.1(a) or Section 7.1(b) as the case may be, the Applicable Margin on all ABR Loans and Term Benchmark Loans then outstanding or to be made on or after the date the Applicable Margin should have been reset in accordance with the foregoing provisions (i.e., assuming timely delivery of the requisite financial statements), until the day which is five Business Days following the receipt by the Administrative Agent of such financial statements, will be 1.00% for Term Benchmark Loans and 0.00% for ABR Loans; and provided, further, however, that the Lenders shall not in any way be deemed to have waived any Event of Default or any remedies hereunder (including, without limitation, remedies provided in Section 9) in connection with the provisions of the foregoing proviso.

“Applicable Payment Office”: the office specified from time to time by the Administrative Agent as its Applicable Payment Office by notice to the Borrower and the relevant Lenders (it being understood that such Applicable Payment Office shall mean the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent to the Borrower and each Lender).

“Approved Borrower Portal” has the meaning assigned to it in Section 8.10.

“Approved Fund”: as defined in Section 11.6(b)(ii).

“Assignee”: as defined in Section 11.6(b)(i).

“Assignment and Acceptance”: as defined in Section 11.6(b)(ii)(A).

“Attorney Costs”: all reasonable and documented fees and disbursements of any law firm or other external counsel.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.6.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that, for the avoidance of doubt, a Bankruptcy Event shall not result solely by virtue of (a) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof or (b) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if the applicable law of such jurisdiction requires that such appointment not be publicly disclosed; provided, further, that in any such case, such ownership interest or action, as applicable, does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: initially, with respect to any (i) RFR Loan (solely to the extent applicable in accordance with Section 3.6), the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR, the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.6.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of Borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“BHC Act Affiliate”: of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower”: as defined in the preamble hereto.

“Borrowing”: any extension of credit under this Agreement.

“Business Day”: any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or London; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP (without giving effect to any subsequent changes in GAAP arising out of a change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010, or a substantially similar pronouncement, in each case, if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on the date hereof).

“Change in Control”: any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (A) shall have acquired beneficial ownership of 50% or more of any outstanding class of equity interests having ordinary voting power in the election of the directors of the Borrower (other than the aggregate beneficial ownership of the Persons who are officers or directors of the Borrower on the Closing Date) or (B) shall obtain (i) the power (whether or not exercised) to elect a majority of the Borrower’s directors or (ii) the board of directors of the Borrower shall not consist of a majority of Continuing Directors.

“Class”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Incremental Term Loans.

“CLO”: as defined in Section 11.6(b)(ii).

“Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall be satisfied (or waived in accordance with Section 11.1).

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agent”: as defined in the preamble hereto.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: the Term Commitments.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA”: for any period, Consolidated Operating Income plus, without duplication, (a) Consolidated Interest Income, (b) depreciation, (c) amortization, (d) the Designated Charges, (e) to the extent deducted in computing Consolidated Operating Income, stock-based compensation of the Borrower and its Subsidiaries for such period, determined on a consolidated basis and (f) any one-time charges associated with the aggregate amount of write-offs made by the Borrower and its Subsidiaries with respect to facilities and leases for such period for which such determination is made so long as any such charges, when taken together with any amounts pursuant to this clause (f) in any prior period, do not exceed $75,000,000 in the aggregate, all determined on a consolidated basis in accordance with GAAP.

In addition, (A) there shall be included in determining Consolidated EBITDA for any period, without duplication, Acquired EBITDA of any Person, business or property in which the Borrower or any of its Subsidiaries makes an investment during such period (but not the Acquired EBITDA of any related Person, business or property to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary during such period (each such Person, business or property acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition); and (B) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, business or property transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any of its Subsidiaries in a transaction permitted hereunder during such period (each such Person, property, business so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated Gross Profit”: for any period, net sales less cost of sales of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

“Consolidated Interest Income”: for any period, the interest income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

“Consolidated Net Debt”: at any date of determination, (a) Consolidated Total Debt minus (b) Unrestricted Cash in an aggregate amount not to exceed $250,000,000.

“Consolidated Net Leverage Ratio”: at any date of determination, the ratio of (a) Consolidated Net Debt on such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on (or most recently ended prior to) such date.

“Consolidated Operating Expenses”: for any period, total expenses related to salaries, employee benefits and general and administrative expenses of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

“Consolidated Operating Income”: for any period, Consolidated Gross Profit less Consolidated Operating Expenses of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

“Consolidated Total Assets”: at any date of determination, the net book value of all assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

“Consolidated Total Debt”: at any date of determination, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024. For the avoidance of doubt, Indebtedness permitted pursuant to clause 8.3(b)(ix) shall not be included in Consolidated Total Debt.

“Continuing Directors”: as to the Borrower, the directors of the Borrower on the Closing Date and each other director of the Borrower whose nomination for election to the Board of Directors of Borrower is recommended by a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corresponding Tenor”: with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 11.21.

“Credit Party”: the Administrative Agent or any Lender.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Default”: any event or circumstance that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.

“Departing Lender”: means each lender under the Existing Credit Agreement that executed and delivers to the Administrative Agent a Departing Lender Signature Page.

“Departing Lender Signature Page”: means the signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Effective Date.

“Designated Charges”: for any period, to the extent deducted in computing Consolidated Operating Income, the aggregate of total (a) extraordinary, unusual or non-recurring charges and expenses, (b) restructuring, consolidation, transaction, integration or other similar charges and expenses, (c) cost savings as a result of a reduction in force, salary, benefit and other related reductions and pro forma “run-rate” cost savings related to acquisitions and (d) any non-cash charge, loss or expense that relates to the write-down or material impairment of any Subsidiary of the Borrower; provided that the aggregate amount under clauses (b) and (c) for any applicable period shall not exceed 10% of Consolidated EBITDA for such period, in each case, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

“Disclosed Matters”: the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.10.

“Disposed EBITDA”: with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Borrower and its Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business (but excluding Consolidated EBITDA of any related Person or business not disposed of by Borrower or its Subsidiaries that would otherwise be included in a consolidated calculation).

“Disposition” or “Dispose”: the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disposition Value”: (a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such Disposition in good faith by the Borrower, and (b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding Equity Interests of such Subsidiary (assuming, in making such calculations, that all securities convertible into such Equity Interests are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the Disposition thereof, in good faith by the Borrower.

“Dollars” and “$”: lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary other than a Foreign Subsidiary.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws”: all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, written notices or written and binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the pollution or the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any explosive or radioactive substances or wastes or any hazardous or toxic substances, pollutants or wastes or workers health and safety requirements.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) a claim made pursuant to any written contract, agreement or other written and binding consensual arrangement pursuant to which liability is assumed or imposed by or on the Borrower or any of its Subsidiaries with respect to any of the foregoing.

“Equity Interests”: any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any Person, trade or business (whether or not incorporated) that, together with the Borrower or any Guarantor, is treated as a single employer under Section 4001(b)(1) of ERISA or under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event”: (a) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower, any Guarantor or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (f) the receipt by the Borrower, any Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Borrower, any Guarantor or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; or (h) the receipt by the Borrower, any Guarantor or any ERISA Affiliate of any notice (x) imposing withdrawal liability under Title IV of ERISA or (y) stating that a Multiemployer Plan is, or is reasonably expected to be, Insolvent (within the meaning of Title IV of ERISA).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 9.

“Excluded Swap Obligation”: with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Guarantor and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(d) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement”: the Term Loan Credit Agreement, dated as of July 11, 2023, among the Borrower, the financial institutions party thereto from time to time and JPMCB, as administrative agent, as amended, restated, amended and restated or otherwise modified from time to time.

“Fair Market Value”: at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank”: any bank in the Federal Reserve System of the United States of America.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are Capital Lease Obligations on a balance sheet of the lessee.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR shall be 0.00%.

“Foreign Lender”: any Lender that is not a U.S. Person.

“Foreign Subsidiary”: any Subsidiary incorporated or otherwise organized in any jurisdiction outside the United States of America, its territories and possessions.

“GAAP”: generally accepted accounting principles in the United States of America consistently applied with respect to those utilized in preparing the audited financial statements referred to in Section 5.1.

“Governmental Authority”: the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supranational bodies (such as the European Union or the European Central Bank).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other unrelated third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors”: any Subsidiary of the Borrower which guarantees (a) any Indebtedness under the Revolving Credit Agreement or (b) any of the Indebtedness or other obligations incurred under the Note Purchase Agreements, as amended, or any other debt securities or bank debt issued by the Borrower in an aggregate principal amount exceeding $200,000,000 (it being understood that undrawn commitments in respect of bank credit facilities shall not constitute “bank debt” for purposes of this definition) and has entered into a Guarantee in the form of Exhibit I (or such other agreement in form and substance reasonably acceptable to the Majority Lenders).

“Hazardous Material”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, to the extent regulated pursuant to any Environmental Law.

“Incremental Loan Effective Date”: as defined in Section 2.7.

“Incremental Term Facility”: as defined in Section 2.7.

“Incremental Term Lender”: as defined in Section 2.7.

“Incremental Term Loan”: as defined in Section 2.7.

“Incremental Term Loan Amendment”: as defined in Section 2.7.

“Incremental Term Loan Commitment”: as defined in Section 2.7.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all indebtedness of such Person, determined in accordance with GAAP, arising out of a Receivables Transaction, (h) all Guarantee Obligations of such Person; (i) all obligations of such Person secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided, however, that in the event that liability of such Person is non-recourse to such Person and is recourse only to specified property owned by such Person, the amount of Indebtedness attributed thereto shall not exceed the greater of the Fair Market Value of such property or the net book value of such property, and (j) for the purposes of the definition of “Material Indebtedness” only (except to the extent otherwise included above), all obligations of such Person in respect of Swap Agreements; provided that for the purposes of the definition of “Material Indebtedness,” the “principal amount” of the obligations of such Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is actually liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not actually liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Interest Election Request”: a request by the Borrower to convert or continue a Borrowing in accordance with Section 3.2.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December and the Maturity Date; (b) as to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, (c) as to any Term Benchmark Loan having an Interest Period of three months or less, (1) the last day of such Interest Period and (2) the Maturity Date; and (d) as to any Term Benchmark Loan having an Interest Period longer than three months, (1) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period, (2) the last day of such Interest Period and (3) the Maturity Date.

“Interest Period”: with respect to any Term Benchmark Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 3.6(e) shall be available for specification in such Borrowing request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS”: The United States Internal Revenue Service and any successor governmental agency performing a similar function.

“Joint Lead Arrangers”: collectively, JPMCB and U.S. Bank National Association, in their capacities as joint lead arrangers and joint bookrunners, and The Toronto-Dominion Bank, New York Branch and Bank of America, N.A., in their capacities as joint lead arrangers.

“JPMCB”: JPMorgan Chase Bank, N.A.

“Lenders”: as defined in the preamble hereto, and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Approved Fund.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, any Notes, the JPM Fee Letter (as defined in Section 2.5(b)), any Guarantee executed and delivered pursuant to Section 7.12 and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Administrative Agent in connection with the Loans made and transactions contemplated by this Agreement.

“Majority Lenders”: subject to Section 3.14, at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Term Loans then outstanding.

“Margin Stock”: margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect”: a material adverse effect on (i) the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder; provided that events, developments or circumstances (“Changes”) (including general economic or political conditions) generally affecting the Borrower’s industry which are not reasonably likely to have a material adverse effect on (x) the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (y) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or Lenders thereunder, will not be deemed Changes for purposes of determining whether a Material Adverse Effect shall have occurred.

“Material Indebtedness”: (a) Indebtedness (other than the Loans) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $200,000,000 and (b) any Indebtedness under the Revolving Credit Agreement.

“Maturity Date” June 6, 2030; provided, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Disposition, casualty, condemnation or similar event, the proceeds thereof (including insurance proceeds, condemnation awards or similar awards) in the form of cash (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or the sale or disposition of any non-cash consideration or otherwise, but only as and when received and excluding the portion of such deferred payment constituting interest) of such Disposition, casualty, condemnation or similar event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Disposition, casualty, condemnation or similar event and other costs, fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof and net of amounts deposited in escrow in connection therewith or reasonably expected to be paid as a result of any purchase price adjustment, indemnities or reserves related thereto (such amounts shall be Net Cash Proceeds to the extent and at the time released or not required to be so used), and (b) in connection with any issuance or incurrence of Indebtedness, the cash proceeds received from such issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.

“Note Purchase Agreements”: (a) the Third Amended and Restated Master Note Facility, dated as of October 20, 2021, by and among Henry Schein, Inc., NYL Investors LLC (“New York Life”), and each New York Life affiliate party thereto, (b) the Third Amended and Restated Multicurrency Private Shelf Agreement, dated as of October 20, 2021, by and among Henry Schein, Inc., PGIM, Inc. (“Prudential”) and each Prudential affiliate party thereto and, (c) the Multicurrency Private Shelf Agreement, dated as of October 20, 2021, by and among Henry Schein, Inc., AIG Asset Management (U.S.), LLC (“AIG”) and each AIG affiliate party thereto and (d) the Third Amended and Restated Multicurrency Master Note Purchase Agreement, dated as of October 20, 2021, by and among Henry Schein, Inc., MetLife Investment Management Limited and MetLife Investment Management, LLC (together with MetLife Investment Management Limited, “MetLife”) and each MetLife affiliate party thereto, each as amended, restated, amended and restated or otherwise modified from time to time.

“Notes”: the collective reference to any Term Loan Notes.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”: collectively, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower under this Agreement and the other Loan Documents to which it is a party (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents, Swap Agreements entered into with Lenders or their Affiliates or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all Attorney Costs of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement or any other Loan Document).

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

“Other Taxes”: any and all present or future stamp or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.13).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued by, the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant”: as defined in Section 11.6(c).

“Participant Register”: as defined in Section 11.6(c).

“Payment”: as defined in Section 10.11(c).

“Payment Notice”: as defined in Section 10.11(c).

“PBGC”: the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person”: an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA and which is subject to Title IV of ERISA and/or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, and in respect of which the Borrower, any Guarantor or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or to which the Borrower, any Guarantor or an ERISA Affiliate contributes or has an obligation to contribute.

“Plan Asset Regulations”: 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Prepayment Event”:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary pursuant to clause (g) of Section 8.5 or series of related sales, transfers or other dispositions, and any casualty, condemnation or similar event, in each case, yielding Net Cash Proceeds in excess of $50,000,000; or

(b) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 8.3 or permitted by the Majority Lenders pursuant to Section 11.1.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“QFC”: the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 11.21.

“Receivables”: any accounts receivable of any Person, including, without limitation, any thereof constituting or evidenced by chattel paper, instruments or general intangibles, and all proceeds thereof and rights (contractual and other) and collateral related thereto.

“Receivables Subsidiary”: any special purpose, bankruptcy-remote Subsidiary that purchases Receivables generated by the Borrower or any of its Subsidiaries.

“Receivables Transaction”: any transaction or series of transactions providing for the financing of Receivables of the Borrower or any of its Subsidiaries, involving one or more sales, contributions or other conveyances by the Borrower or any of its Subsidiaries of its/their Receivables to Receivables Subsidiaries which finance the purchase thereof by means of the incurrence of Indebtedness or otherwise. Notwithstanding anything contained in the foregoing to the contrary: (a) no portion of the Indebtedness (contingent or otherwise) with respect to any Receivables Transactions shall (i) be guaranteed by the Borrower or any of its Subsidiaries, (ii) involve recourse to the Borrower or any of its Subsidiaries (other than the relevant Receivables Subsidiary), or (iii) require or involve any credit support or credit enhancement from the Borrower or any of its Subsidiaries (other than the relevant Receivables Subsidiary); provided that the Borrower and its Subsidiaries will be permitted to agree to representations, warranties, covenants and indemnities that are reasonably customary in accounts receivable securitization transactions of the type contemplated (none of which representations, warranties, covenants or indemnities will result in recourse to the Borrower or any of its Subsidiaries (other than the relevant Receivables Subsidiary) beyond the limited recourse that is reasonably customary in accounts receivable securitization transactions of the type contemplated); and (b) the securitization facility and structure relating to such Receivables Transactions shall be on market terms and conditions customary for Receivables transactions of the type contemplated.

“Recipient”: (a) the Administrative Agent, or (b) any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register”: as defined in Section 11.6(b)(iv).

“Regulation D”: Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T”: Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U”: Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X”: Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person or such Person’s Affiliates.

“Relevant Governmental Body”: the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate”: (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Repayment Date”: as defined in Section 2.10.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: with respect to any Person, the chief executive officer and the president of such Person as well as, in the case of the Borrower, the Vice President, the Senior Vice President and General Counsel, the Chief Financial Officer and the Treasurer, and in the case of any Guarantor (if any), a duly elected Vice President of such Guarantor (if any), or, with respect to financial matters, the chief financial officer and the treasurer of such Person.

“Revolving Credit Agreement”: the Third Amended and Restated Credit Agreement, dated as of June 6, 2025, among the Borrower, the financial institutions party thereto from time to time and JPMCB, as administrative agent, as amended, restated, amended and restated or otherwise modified from time to time.

“RFR Borrowing”: as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan”: a Loan that bears interest at a rate based on Daily Simple SOFR.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, HM’s Treasury of the United Kingdom, the Hong Kong Monetary Authority or other relevant sanctions authority (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or HM’s Treasury of the United Kingdom, the Hong Kong Monetary Authority or other relevant sanctions authority.

“SEC”: the U.S. Securities and Exchange Commission.

“Significant Subsidiary”:

(a) each domestic (i.e., incorporated or organized in the United States or any state or territory thereof; hereinafter, “domestic”) wholly-owned Subsidiary or other entity formed or acquired by the Borrower or any direct or indirect Subsidiary (whether existing at the date hereof, or formed or acquired after the date hereof), if such Subsidiary or entity, after giving effect to the formation/acquisition of the same, has total assets that exceed five percent of the domestic “Consolidated Total Assets,” valued as of the occurrence/closing of such formation/acquisition or as of the last day of any fiscal year thereafter; and

(b) each Domestic Subsidiary or entity (whether existing at the date hereof, or formed or acquired after the date hereof) in which the Borrower or any Guarantor (if any) has, directly or indirectly, a 66.67% or greater but less than 100% ownership interest which becomes or is a Subsidiary if such Subsidiary or entity, after giving effect to the formation/acquisition of the same, has total assets that exceed five percent of the domestic “Consolidated Total Assets,” valued as of the occurrence/closing of such formation/acquisition or as of the last day of any fiscal year thereafter.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Sold Entity or Business”: as defined in the definition of “Consolidated EBITDA”.

“Specified SEC Filings”: the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 25, 2025 and the Borrower’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed with the SEC on May 5, 2025.

“Subsidiary”: as to any Person (“parent”), a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Stock”: with respect to any Person, the Equity Interests of any Subsidiary of such Person.

“Supported QFC”: has the meaning assigned to it in Section 11.21.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Syndication Agent”: as defined in the preamble hereto.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Commitment”: as to each Term Loan Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the initial aggregate amount of the Lenders’ Term Loan Commitments is $750,000,000.

“Term Lender”: any Lender that holds Term Loans at such time.

“Term Loan”: has the meaning specified in Section 2.1.

“Term Loan Funding Commitment Percentage”: as at the Closing Date, immediately prior to the initial borrowing of Term Loans, with respect to any Lender, that percentage which the Term Commitments of such Lender then constitutes of the aggregate Term Commitments of all Lenders.

“Term SOFR Determination Day”: has the meaning assigned to it under the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Transferee”: as defined in Section 11.6(e).

“Type”: as to any Loan, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the ABR or the Adjusted Daily Simple SOFR.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash”: as at any date of determination, the aggregate amount of cash and cash equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Borrower, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, to the extent such cash and cash equivalents are not (a) subject to a Lien securing any Indebtedness or other obligations or (b) classified as “restricted”.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: (i) for purposes of Sections 5.21 and 8.11 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” as defined by section 7701(a)(30) of the Code.

“Withholding Agent”: the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Loan Documents delivered pursuant hereto.

(b) As used herein or in any of the other Loan Documents, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1, and accounting terms partly defined in Section 1.1, but only to the extent not so defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP or in the manner in which the Borrower shall be required or permitted to disclose its financial results in its filings with the SEC (i.e., a change which is inconsistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.” Each reference to “basis points” or “bps” shall be interpreted in accordance with the convention that 100 bps = 1.0%.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Rounding

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.4 References to Agreements and Laws

Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

1.5 Interest Rates; Benchmark Transition Event.

The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.6(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement, any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.6 Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Loan Commitments

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Term Loan”) in Dollars to the Borrower in a single drawing on the Closing Date in an aggregate principal amount that will not exceed the aggregate amount of such Lender’s Commitment. Amounts repaid or prepaid under this Agreement may not be reborrowed.

(b) The Term Loans may from time to time be (i) Term Benchmark Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.2, provided that no Term Loan shall be made as a Term Benchmark Loan after the day that is one month prior to the Maturity Date.

2.2 Procedure for Term Loan Borrowing

(a) The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, on the Business Day preceding the anticipated Closing Date), requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed.

(b) The Borrowing request shall be given by delivery of a written Borrowing request, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower, duly completed and executed by the Borrower, provided, that if such Borrowing request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

(c) The Borrowing request shall specify (i) the amount to be borrowed, (ii) the requested borrowing date, (iii) whether the borrowing is to be comprised of Term Benchmark Loans, ABR Loans or a combination thereof, (iv) if the borrowing is to be entirely or partly comprised of Term Benchmark Loans, the amount of such Term Benchmark Loan and the length of the initial Interest Period therefor, and (v) the account into which the amount is to be paid.

(d) Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Prior to (i) 11:00 A.M. New York City time in the case of Term Benchmark Loans and (ii) 2:00 P.M. New York City time in the case of ABR Loans, on the Closing Date, each Lender will make an amount equal to its Term Loan Funding Commitment Percentage of the principal amount of the Term Loans requested to be made on the Closing Date available to the Administrative Agent for the account of the Borrower at the New York office of the Administrative Agent specified in Section 11.2 in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.2 prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided for in Sections 3.6(a) and (f), as applicable.

2.3 [Reserved].

2.4 [Reserved].

2.5 Fees

(a) [Reserved].

(b) Arrangement and Agency Fees. The Borrower shall pay an arrangement fee to JPMCB, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, in the amounts and at the times specified in the letter agreement, dated May 15, 2025 (the “JPM Fee Letter”), between the Borrower and JPMCB. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

2.6 [Reserved].

2.7 Incremental Term Loans.

(a) The Borrower may, at any time and from time to time after the Closing Date by notice to the Administrative Agent, request one or more tranches of additional term loans denominated in Dollars hereunder by having an existing Lender or any other Person provide such additional term loan (each such Lender or Person, an “Incremental Term Lender”; each such new tranche, an “Incremental Term Facility”; each such additional term loan by an Incremental Term Lender, an “Incremental Term Loan” and the commitment of an Incremental Term Lender to provide an Incremental Term Loan, an “Incremental Term Loan Commitment”), which notice shall specify the name of each proposed Incremental Term Lender, the amount of such Incremental Term Lender’s Incremental Term Loan Commitment, the date on which such Incremental Term Facility shall be effective (the “Incremental Loan Effective Date”) (which shall be a Business Day at least three Business Days (or such shorter period as agreed by the Administrative Agent) after delivery of such notice and 30 days prior to the Maturity Date); provided that each such Incremental Term Lender shall be subject to the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld) if such consent would be required under Section 11.6(b) for an assignment of Loans to such Incremental Term Lender or Person; provided, further, that:

(i) notwithstanding anything to the contrary herein the aggregate principal amount of all Incremental Term Loans shall not exceed $375,000,000;

(ii) the minimum amount of any Incremental Term Loan Commitment or any Incremental Term Loan shall be $10,000,000 or a larger multiple of $1,000,000;

(iii) no Event of Default shall have occurred and be continuing on such Incremental Loan Effective Date or shall result from the proposed incurrence of Incremental Term Loans;

(iv) the representations and warranties contained in Section 5 and in the other Loan Documents shall be true correct in all material respects on and as of the Incremental Loan Effective Date as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(v) (a) the final maturity date of any Incremental Term Facility shall be the Maturity Date (but Incremental Term Loans may have amortization prior to such date) and (b) the terms and conditions of any Incremental Term Facility shall be substantially the same as or less favorable to the Incremental Term Lenders than (and in any event no more favorable to the Incremental Term Lenders than) the terms and conditions of the existing Term Loans; provided that (i) the Incremental Term Loans may be priced differently than the Term Loans and (ii) except as otherwise provided for in this Section 2.7, if the terms and conditions of any Incremental Term Facility are more favorable to the Incremental Term Lenders than to those applicable to the Term Loans, any such more favorable terms must either be reasonably acceptable to the Administrative Agent (as evidenced by the Administrative Agent’s written consent to such terms) or conformed (or added) to the Loan Documents for the benefit of the Term Lenders in a manner reasonably satisfactory to the Administrative Agent.

(b) Each Incremental Term Facility, shall become effective as of the relevant Incremental Loan Effective Date upon receipt by the Administrative Agent, on or prior to 9:00 a.m., New York City time, on such Incremental Loan Effective Date, of (A) a certificate of a Responsible Officer of the Borrower stating that the conditions with respect to such Incremental Term Loan Commitment under the immediately preceding paragraph have been satisfied and (B) an Incremental Term Loan Amendment, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, which shall provide for such Incremental Term Facility of each Incremental Term Lender and the other relevant terms relating thereto, duly executed by each Incremental Term Lender and the Borrower and acknowledged by the Administrative Agent, and customary legal opinions or other documents reasonably requested by the Administrative Agent or the Incremental Term Lenders in connection therewith.

(c) Upon the Administrative Agent’s receipt of each such agreement executed by such parties, together with the other applicable documentation contemplated above, and subject to the foregoing terms and conditions, on the relevant Incremental Loan Effective Date each Incremental Term Lender shall become a Lender hereunder with an Incremental Term Loan, and the Administrative Agent shall record the information contained in such agreement in the Register and give prompt notice thereof to the Borrower.

(d) Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Term Lender participating in such tranche of Incremental Term Loans and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.7.

(e) Notwithstanding anything herein to the contrary, in no event shall any Lender be obligated to provide any Incremental Term Facilities.

2.8 Termination or Reduction of Commitments. The Term Loan Commitment of each Lender shall be automatically and permanently reduced on a dollar-for-dollar basis by the aggregate principal amount of Term Loans made by such Lender from time to time pursuant to Section 2.1, and any remaining unused Term Loan Commitment of each Lender shall automatically terminate at 5:00 pm (New York City time) on the Closing Date.

2.9 [Reserved].

2.10 Repayment of Term Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, (i) on the eleventh calendar day of each March, June, September and December (each such day, a “Repayment Day”), commencing on June 11, 2026, a principal amount of the Term Loans equal to (x)(A) for any Repayment Day occurring during the period from the Closing Date through and including the date that is two years after the Closing Date, 0.625% and (B) for any Repayment Day occurring during the period beginning on the date that is two years and one day after the Closing Date through and including the date that is one day prior to the Maturity Date, 1.25%, in each case, multiplied by (y) the sum of the aggregate original principal amounts of each Term Loan actually funded on the Closing Date and (ii) on the Maturity Date, any remaining outstanding principal amount of Term Loans or, in each case, such earlier date on which the Loans become due and payable pursuant to Section 9 or otherwise.

(b) The Borrower hereby further agrees to pay interest on the unpaid principal amount of its Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.4.

(c) The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Incremental Term Lender the principal amount of each Incremental Term Loan held by such Incremental Term Lender on the relevant principal payment dates and in such amounts as shall have been agreed pursuant to Section 2.7 (with the final payment thereof to be made on the final maturity date thereof as so agreed).

SECTION 3. CERTAIN PROVISIONS APPLICABLE TO THE LOANS

3.1 Optional and Mandatory Prepayments

(a) Optional Prepayments of Loans. The Borrower shall have the right at any time and from time to time to prepay any outstanding Loans in whole or in part, without premium or penalty, subject to the requirements of this Section 3.1(a). Any prepayment pursuant to this Section 3.1 shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 3.4 and (ii) break funding payments pursuant to Section 3.11. Each voluntary prepayment of Loans shall be applied ratably to the Loans in such order of application as directed by the Borrower.

(b) Mandatory Prepayments of Term Loans.

(i) Prepayment Events. In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Cash Proceeds are received, prepay the Loans as set forth in Section 3.1(b)(ii) below in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that, with respect to any Prepayment Event described in clause (a) of the definition thereof, the Borrower may, at its option by written notice to the Administrative Agent on or prior to the date of such prepayment would otherwise be required, reinvest within ninety (90) days after such receipt, all or any portion of such Net Cash Proceeds in assets to be used in the business of the Borrower or its Subsidiaries, so long as (A) no Default or Event of Default has occurred and is continuing as of the date of written notice or the date of such reinvestment (as certified by a Responsible Officer of the Borrower to the Administrative Agent) and (B) if such Net Cash Proceeds are not reinvested within such ninety (90) day period for any reason, they shall be immediately prepaid upon the expiry of such ninety (90) day period.

(ii) Application. All mandatory prepayment amounts pursuant to Section 3.1(b)(i) shall be applied to the scheduled installments of the Term Loans occurring in direct order of maturity.

(c) Notices, Etc. The Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each prepayment shall be applied ratably to the Loans included in the prepaid Borrowing.

3.2 Conversion and Continuation Options

(a) The Borrower may elect from time to time to convert Term Benchmark Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election. The Borrower may elect from time to time to convert ABR Loans to Term Benchmark Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Term Benchmark Loans shall specify the length of the initial Interest Period therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Term Benchmark Loans and ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Term Benchmark Loan after the date that is one month prior to the Maturity Date.

(b) Any Term Benchmark Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Term Benchmark Loan may, except as provided in the following proviso, be continued as such (A) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a continuation is not appropriate or (B) after the date that is one month prior to the Maturity Date; provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted, all such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any notice pursuant to this Section 3.2(b), the Administrative Agent shall promptly notify each Lender thereof.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 3.2 prior to a Benchmark Transition Event and Benchmark Replacement Date, with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood that Daily Simple SOFR shall only apply to the extent provided in Sections 3.6(a) and (f), as applicable.

3.3 Maximum Number of Tranches

Notwithstanding anything contained herein to the contrary, after giving effect to any Borrowing, unless consented to by the Administrative Agent in its sole discretion, there shall not be more than twelve different Interest Periods in effect in respect of all Loans at any one time outstanding.

3.4 Interest Rates and Payment Dates

(a) Subject to Section 3.6, each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate determined for such Interest Period plus the Applicable Margin in effect for such day.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) [Reserved].

(d) If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the overdue principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this section plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this section plus 2%, in each case from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

(e) Interest pursuant to this section shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this section shall be payable from time to time on demand.

3.5 Computation of Interest and Fees

(a) Interest and fees computed by reference to the Adjusted Term SOFR Rate, Daily Simple SOFR and the ABR hereunder shall be computed on the basis of a year of 360 days. Interest and fees computed by reference to the ABR solely at times when the ABR is based on the Prime Rate shall be computed on the basis of a 365-day year (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.4(a) or (b).

3.6 Alternate Rate of Interest

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.6, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Majority Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 3.2 or a new Borrowing request in accordance with the terms of Section 2.2, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 3.6(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 3.6(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.6(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 3.2 or a new Borrowing request in accordance with the terms of Section 2.2, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 3.6(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 3.6(a)(i) or (ii) above, on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders of each affected Class.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.6.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR

Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.6, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.

3.7 Pro Rata Treatment and Payments

(a) Except to the extent provided elsewhere in this Agreement to the contrary, each payment of principal or interest in respect of the Loans shall be made pro rata according to the amounts then due and owing to the respective Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

(b) Each Borrowing by the Borrower of Loans from the Lenders hereunder shall be made pro rata according to the Term Loan Funding Commitment Percentages of the Lenders in effect on the Closing Date. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then due and owing to the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 11.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the borrowing date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average of the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this section shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such borrowing date, the Administrative Agent shall also be entitled to recover such amount with interest thereon equal to the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower (without prejudice to any rights the Borrower may have against any such Lender).

3.8 Illegality

Notwithstanding any other provision herein, if any Lender determines that the adoption of or any change in any Requirement of Law or any change in the interpretation or application thereof after the date hereof shall make it unlawful for such Lender to make or maintain Term Benchmark Loans as contemplated by this Agreement, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) the commitment of such Lender hereunder to make Term Benchmark Loans, continue Term Benchmark Loans as such and convert ABR Loans to Term Benchmark Loans shall forthwith be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists (which notification shall be promptly given to the Borrower after the Administrative Agent receives actual knowledge thereof) and (b) such Lender’s Loans then outstanding as Term Benchmark Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion or prepayment of a Term Benchmark Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

3.9 Requirements of Law

(a) If the adoption of or any change in any Requirement of Law or any change in the interpretation or application thereof or compliance by any Lender or any other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, liquidity or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

(b) If any Lender shall have determined that after the date hereof the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or any change in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) If any Lender becomes entitled to claim any additional amounts pursuant to this section, it shall notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that if such Lender fails to notify the Borrower that such Lender intends to claim any such reimbursement or compensation within 120 days after such Lender has knowledge of its claim therefor, the Borrower shall not be obligated to compensate such Lender for the amount of such Lender’s claim accruing prior to the date which is 120 days before the date on which such Lender first notifies the Borrower that it intends to make such claim; it being understood that the calculation of the actual amounts may not be practicable within such period and such Lender may provide such calculation as soon as reasonably practicable thereafter without affecting or limiting the Borrower’s payment obligations hereunder. A certificate as to any additional amounts payable pursuant to this section submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this section shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder.

3.10 Taxes

(a) All payments made by or on account of any obligation of the Borrower under any Loan Document (including, for the avoidance of doubt, any such payment made by the Administrative Agent on behalf of the Borrower) shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except under any Requirement of Law; provided that, if under any Requirement of Law any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any other Loan Document as determined in good faith by the applicable Withholding Agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Whenever any Taxes are payable by the Borrower to a Governmental Authority pursuant to this Section 3.10(a), as soon as practicable thereafter the Borrower shall send to the Administrative Agent a certified copy of an original official receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b) In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) (i) Any Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentations (other than such documentation set forth in Section 3.10(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3)(B) of the Code and (C) a “controlled foreign corporation” related to the Borrower described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct or indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iii) The Administrative Agent shall deliver to the Borrower on or before the date the Administrative Agent becomes a party to this Agreement two properly completed and executed copies of IRS Form W-9 (or any successor form) certifying that it is exempt from federal backup withholding tax. At any time thereafter, the Administrative Agent shall update the documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid, or otherwise upon the reasonable request of the Borrower.

(e) [Reserved].

(f) Each Lender shall severally indemnify the Administrative Agent within 10 days after demand therefor, for (i) the full amount of any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g) If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith that it has received a refund in respect of any amounts paid by the Borrower pursuant to this Section 3.10, it shall pay an amount equal to such refund to the Borrower (but only to the extent of amounts paid by the Borrower pursuant to this Section 3.10) net of all out-of-pocket expenses (including Taxes) of such Lender or the Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) The agreements in this Section 3.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder.

(i) For purposes of this Section 3.10, the terms “applicable law” and “Requirement of Law” include FATCA.

3.11 Break Funding Payments

The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur, including, as a consequence of (a) default by the Borrower in making a conversion into or continuation of Term Benchmark Loans, after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or any other Loan Document, or (c) the making of a prepayment of Term Benchmark Loans, or the conversion of Term Benchmark Loans to ABR Loans, by the Borrower on a day which is not the last day of an Interest Period with respect thereto or (d) any assignment as a result of a request by the Borrower pursuant to Section 3.12 of any Term Benchmark Loan. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid or converted, or not so borrowed, prepaid, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, prepay, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank market. This covenant shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder. A certificate as to any additional amounts payable pursuant to this section submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.

3.12 Change of Lending Office

If any Lender requests compensation under Section 3.9, or requires the Borrower to pay any amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.9 or 3.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.13 Replacement of Lenders.

The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 3.9 or 3.10, (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Majority Lenders has been obtained) with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 3.11 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6;provided that the replacement financial institution or the Borrower shall be obligated to pay the registration and processing fee referred to therein, (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.9 or 3.10, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under Section 3.12), the circumstances entitling the Borrower to require such assignment cease to apply.

3.14 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) [Reserved].

(b) the Loans of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

3.15 Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain the Register pursuant to Section 11.6(b), and subaccounts therein for each Lender, in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to paragraphs (a) and (b) of this Section shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Term Loans of such Lender, substantially in the form of Exhibit E with appropriate insertions as to date and principal amount (a “Term Loan Note”).

SECTION 4. [RESERVED].

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants, to the Administrative Agent and each Lender that:

5.1 Financial Condition

(a) The consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2024 and December 31, 2023, respectively, and the related consolidated and consolidating statements of operations and of cash flows for the fiscal years ended on such dates, reported on by BDO USA, P.C., copies of which have heretofore been furnished to each Lender, present fairly, in all material respects, the consolidated and consolidating financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated and consolidating results of their operations and of their cash flows for the fiscal years then ended. All such financial statements, including the related schedules and notes thereto, were, as of the date prepared, prepared in accordance with GAAP applied consistently throughout the periods involved (except as otherwise expressly noted therein), and show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and each of its Subsidiaries as of the dates thereof, including liabilities for Taxes, material commitments and Indebtedness. Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheets referred to above, any material Guarantee Obligation, material contingent liability or material liability for Taxes, or any material long-term lease or material forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto.

(b) As of the date hereof, there are no material liabilities or obligations of the Borrower or any of its Subsidiaries, whether direct or indirect, absolute or contingent, or matured or unmatured, other than (i) as disclosed or provided for in the financial statements and notes thereto which are referred to above, or (ii) which are disclosed elsewhere in this Agreement or in the Schedules hereto, or (iii) arising in the ordinary course of business since December 31, 2024 or (iv) created by this Agreement. As of the date hereof, the written information, exhibits and reports furnished by the Borrower to the Lenders in connection with the negotiation of this Agreement, taken as a whole, are complete and correct in all material respects.

5.2 No Material Adverse Change

Since December 31, 2024, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

5.3 Organization; Powers

Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite corporate or other applicable power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other applicable entity and in good standing (or equivalent status) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law (provided that no representation or warranty is made in this Section 5.3(d) with respect to Requirements of Law referred to in Sections 5.8, 5.10, 5.13 or 5.15), except to the extent that the failure of the foregoing clauses (a) (only with respect to Subsidiaries of the Borrower which are not Guarantors), (c) and (d) to be true and correct could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Authorization; Enforceability

Each of the Borrower and its Subsidiaries has the requisite corporate or other applicable power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, if any, and, in the case of the Borrower, to borrow hereunder and has taken all necessary corporate action to authorize (in the case of the Borrower) the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required with respect to the Borrower or any of its Subsidiaries in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower or any Guarantor (if any) is a party. This Agreement and each other Loan Document to which the Borrower or any Guarantor (if any) is, or is to become, a party has been or will be, duly executed and delivered on behalf of the Borrower or such Guarantor (if any). This Agreement and each other Loan Document to which the Borrower or any Guarantor (if any) is, or is to become, a party constitutes or will constitute, a legal, valid and binding obligation of the Borrower or such Guarantor (if any), as the case may be, enforceable against the Borrower or such Guarantor (if any), as the case may be, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.5 Governmental Approvals; No Conflicts

The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation which could reasonably be expected to have a Material Adverse Effect.

5.6 No Material Litigation

No litigations, investigations or proceedings of or before any arbitrator or Governmental Authority are pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) except as set forth in the Specified SEC filings, as to which (i) there is a reasonable likelihood of an adverse determination and (ii) that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect.

5.7 Compliance with Laws and Agreements

Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

5.8 Taxes

Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Federal state and other material Tax returns and reports required to have been filed and has paid or caused to be paid all such Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

5.9 Purpose of Loans

The purpose of the Loans is to finance the working capital and general corporate needs of the relevant Borrower and each of its Subsidiaries and Affiliates, including, but not limited to, acquisitions and the refinancing of any indebtedness of the Borrower outstanding on the Closing Date.

5.10 Environmental Matters

(a) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or has actual knowledge of a potential claim that is reasonably likely to result in Environmental Liability to the Borrower or any of its Subsidiaries or (iii) has received written notice of any claim with respect to any Environmental Liability.

(b) Since the date of this Agreement, with respect to any Environmental Liability, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

5.11 Disclosure

(a) Any of the information provided to the Administrative Agent or the Lenders in writing (other than financial projections) in connection with or pursuant to this Agreement, taken as a whole, as of the date such information was furnished to the Administrative Agent or Lenders and as of the Closing Date, did not contain any untrue statement of any material fact or omit to state a fact necessary in order to make such statements or information not misleading in any material respect, in each case in light of the circumstances under which such statements were made or information provided. Any financial projections that have been furnished to the Administrative Agent and the Lenders in writing in connection with this Agreement, have been prepared in good faith based upon assumptions which were in the Borrower’s judgment reasonable when such projections were made, it being acknowledged that such projections are subject to the uncertainty inherent in all projections of future results and that there can be no assurance that the results set forth in such projections will in fact be realized.

(b) As of the Closing Date, to the best knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

5.12 Ownership of Property: Liens

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13 ERISA

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Plans.

5.14 [Reserved].

5.15 Investment and Holding Company Status

Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.16 Guarantors

As of the Closing Date and after giving effect to the transactions contemplated hereby, no Subsidiary has issued or is subject to any Guarantee Obligation in respect of any debt securities or bank debt of the Borrower.

5.17 Anti-Corruption Laws and Sanctions

The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary of the Borrower or any of their respective directors, officers or employees or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary of the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.

5.18 Affected Financial Institutions. Neither the Borrower nor any Guarantor (if any) is an Affected Financial Institution.

5.19 [Reserved].

5.20 Margin Regulations. The Borrower is not engaged, nor will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used, directly or indirectly, for any purpose that entails violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

5.21 Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Initial Loans

The agreement of each Lender to make the initial Loan requested to be made by it, is subject to the satisfaction on the Closing Date of the following conditions precedent:

(a) Unless waived by all the Lenders, the Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the Borrower or a Guarantor, as the case may be (to the extent there are any Guarantors as of the Closing Date), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) counterpart of this Agreement signed on behalf of the Borrower, each Lender (which, for the avoidance of doubt, shall include each “Lender” under the Existing Credit Agreement) and the Administrative Agent (which, subject to Section 11.8(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page);

(ii) Term Loan Notes executed by the Borrower in favor of each Lender requesting such a Note, each in a principal amount equal to such Lender’s Commitment;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and/or any of the Guarantors (to the extent there are any Guarantors as of the Closing Date) as the Administrative Agent may require to evidence the identities, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Borrower and each Guarantor (to the extent there are any Guarantors as of the Closing Date) is duly organized or formed, validly existing and in good standing, including certified copies of the organization documents and certificates of good standing with respect to the Borrower and the Guarantors (to the extent there are any Guarantors as of the Closing Date);

(v) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 6.2(a) and (b) have been satisfied as of the Closing Date (including, solely for purposes of this Section 6.1, the representations made in Sections 5.2 and 5.6);

(vi) an opinion of counsel to the Borrower and the Guarantors (to the extent there are any Guarantors as of the Closing Date) in form and substance reasonably satisfactory to the Administrative Agent;

(vii) a compliance certificate substantially in the form attached hereto as Exhibit G, signed by a Responsible Officer of the Borrower dated as of the Closing Date demonstrating compliance with the financial covenant contained in Section 8.1 as of the end of as of the end of the fiscal quarter ending on March 31, 2025;

(viii) audited financial statements of the Borrower for fiscal years 2023 and 2024 (which the Administrative Agent acknowledges it has received);

(ix) (A) at least five days prior to the Closing Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Closing Date and (B) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification; provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (B) shall be deemed to be satisfied; and

(x) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Majority Lenders may reasonably require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) The Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date.

(d) In the good faith judgment of the Administrative Agent and the Lenders:

(i) there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in any financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Closing Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened against the Borrower or any of its Subsidiaries or against any of its or their respective properties as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect; and

(iii) the Borrower shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby without the occurrence of any material default under, conflict with or violation of (A) any applicable law, rule, regulation, order or decree of any Governmental Authority or arbitral authority or (B) any agreement, document or instrument to which the Borrower or any Subsidiary is a party or by which any of them or their properties is bound.

6.2 Conditions to Each Loan

The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

(a) Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents (excluding the representations made in Sections 5.2 and 5.6) shall be true and correct in all material respects on and as of such date as if made on and as of such date (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made.

Each Borrowing (and request for the same) by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date hereof that the conditions contained in this section have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect or any Loans or other amounts are owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall, and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

7.1 Financial Statements.

Furnish to each Lender (the delivery of which shall be deemed made on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.henryschein.com or is available on the website of the SEC at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice)):

(a) as soon as available, but in any event within 90 days (or, to the extent the Borrower is a reporting company under the Securities Act of 1933, as amended, such shorter period as shall be required under the applicable rules of the SEC for the filing of its annual report on Form 10-K) after the end of each fiscal year of the Borrower, a copy of the audited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of operations and stockholders’ equity and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a qualification arising out of the scope of the audit, by BDO USA, P.C. or any other independent certified public accountants of nationally recognized standing reasonably acceptable to the Majority Lenders, including an executive summary of the management letter prepared by such accountants; provided, however, that if a Default or Event of Default shall have occurred and shall be continuing, the full text of such management letter shall be provided to the Administrative Agent; and

(b) as soon as available, but in any event not later than 45 days (or, to the extent the Borrower is a reporting company under the Securities Act of 1933, as amended, such shorter period as shall be required under the applicable rules of the SEC for the filing of its quarterly report on Form 10-Q) after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of each such quarter and the related unaudited consolidated and consolidating statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods in the previous year, all certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal, recurring, year-end audit adjustments and the absence of GAAP notes thereto).

(c) All such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (subject, in the case of the aforesaid quarterly financial statements, to normal, recurring, year-end audit adjustments and the absence of GAAP notes thereto).

7.2 Certificates; Other Information

Furnish to the Administrative Agent and, except under paragraph (a) below, each of the Lenders:

(a) simultaneously with the delivery of the financial statements referred to in Sections 7.1(a) and (b), a certificate of the chief financial officer or treasurer of the Borrower substantially in the form attached hereto as Exhibit G, certifying that to the best of his knowledge (i) no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, with computations demonstrating compliance (or non-compliance, as the case may be) with the covenant contained in Section 8.1, and (ii) such financial statements have been prepared in accordance with GAAP (subject in the case of Section 7.1(b) to normal, recurring, year-end adjustments and except for the absence of GAAP notes thereto);

(b) promptly following any request therefor, (x) such additional financial and other information as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(c) promptly after the same are available (which shall be deemed available on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.henryschein.com or is available on the website of the SEC at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice)), and in any event within five (5) Business Days after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports and all registration statements which the Borrower or any such Subsidiary files with the SEC or any governmental authority which may be substituted therefor, or with any national securities exchange or state securities administration; and

(d) upon the reasonable request of Administrative Agent, copies of documents described in Sections 101(k) or 101(l) of ERISA that the Borrower, any Guarantor or any ERISA Affiliate has received from any Multiemployer Plan with respect to such Multiemployer Plan.

7.3 Conduct of Business and Maintenance of Existence

(a) Preserve, renew and keep in full force and effect its corporate existence and good standing under the laws of its jurisdiction of organization (except as could not in the aggregate be reasonably expected to have a Material Adverse Effect or as otherwise permitted hereunder), (b) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, and (c) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

7.4 Payment of Obligations

Pay and discharge all of its obligations and liabilities as the same shall become due and payable, including (a) all Taxes upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, except to the extent that the failure to do so could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Liens permitted by Section 8.2); and (c) all Indebtedness (other than Indebtedness permitted under Section 8.3(b)(viii)), as and when due and payable (after giving effect to any applicable grace periods), (i) but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness and (ii) unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

7.5 Maintenance of Properties

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.6 Maintenance of Insurance

Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

7.7 Books and Records

Maintain (a) proper books of record and account in conformity with GAAP consistently applied in which all entries required by GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries, and (b) such books of record and account in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or any of its Subsidiaries, except where the failure to so comply would not result in a Material Adverse Effect.

7.8 Inspection Rights

Subject to Section 11.14, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, at such reasonable times during normal business hours as may be reasonably desired, upon reasonable advance notice to a Responsible Officer of the Borrower or relevant Guarantor (if any), as the case may be; provided, however, that (a) the Administrative Agent and the Lenders shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default; (b) the Lenders shall use reasonable efforts to coordinate with the Administrative Agent in order to minimize the number of such inspections and discussions and (c) when an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.9 Compliance with Laws

Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

7.10 Use of Proceeds

Use the proceeds of Loans to refinance existing Indebtedness under the Existing Credit Agreement, for working capital and general corporate purposes of the Borrower, its Subsidiaries and its Affiliates in the ordinary course of business, including, but not limited to, acquisitions, capital expenditures and the repurchase of its capital stock. No part of the proceeds of any loans will be used, whether directly or indirectly, for any purpose that entails violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.

7.11 Notices

Promptly give notice to the Administrative Agent and each Lender upon obtaining actual knowledge of:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) the following events, as soon as possible and in any event within 30 days after the Borrower knows thereof: (i) the occurrence or reasonably expected occurrence of any ERISA Event, (ii) a failure to make any required contribution to a Plan within the period required by applicable law, (iii) the creation of any Lien against the assets of the Borrower, any Guarantor or any ERISA Affiliate in favor of the PBGC or a Plan or Multiemployer Plan or any withdrawal by the Borrower, any Guarantor or any ERISA Affiliate from, or the termination or Insolvency of, any Multiemployer Plan or (iv) the institution of proceedings or the taking of any other similar action by the PBGC or the Borrower, any Guarantor or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination of or Insolvency of, any Plan or Multiemployer Plan, other than the termination of any Single Employer Plan that is not a distress termination pursuant to Section 4041(c) of ERISA where, with respect to any event listed above, the amount of liability the Borrower, any Guarantor or any ERISA Affiliate could reasonably be expected to incur could reasonably be expected to have a Material Adverse Effect;

(d) any other development known to the Borrower that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners in such certification.

Each notice delivered pursuant to this section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence or development referred to therein and stating what action the Borrower proposes to take with respect thereto.

7.12 Guarantors

Within 15 days of any Subsidiary becoming, but only for so long as such Subsidiary shall be, a guarantor under or with respect to any Indebtedness or other obligations under the Note Purchase Agreements or any other debt securities or bank debt in an aggregate principal amount exceeding $200,000,000 (it being understood that undrawn commitments in respect of bank credit facilities shall not constitute “bank debt” for purposes of this definition) issued by the Borrower, cause such Person to enter into a Guarantee in the form of Exhibit I (or such other agreement in form and substance reasonably acceptable to the Majority Lenders), and thereupon such Person shall become a Guarantor hereunder for all purposes.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect or any Loans or other amounts are owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (or, in the case of Section 8.3, the Borrower will not permit any of its Subsidiaries to, directly or indirectly):

8.1 Financial Covenant. Permit the Consolidated Net Leverage Ratio at any time during any period of four consecutive fiscal quarters of the Borrower to exceed 3.50 to 1.00; provided that to the extent the Borrower consummates an acquisition permitted by this Agreement for aggregate cash consideration exceeding $150,000,000, the Borrower may elect, upon written notice to the Administrative Agent which shall be provided no later than the last Business Day of the fiscal quarter in which the relevant acquisition is consummated and no more than three times prior to the Maturity Date, to increase the maximum Consolidated Net Leverage Ratio required by this Section 8.1 to 4.00 to 1.00 for the four consecutive fiscal quarters of the Borrower following such acquisition (commencing with and including the fiscal quarter in which such acquisition was consummated).

8.2 Limitation on Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security legislation and deposits made in the ordinary course of business securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits to secure the performance of bids, trade or government contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, building, zoning and other similar encumbrances or restrictions, utility agreements, covenants, reservations and encroachments and other similar encumbrances, or leases or subleases, incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not, in the aggregate, materially detract from the value of the properties of the Borrower and its Subsidiaries, taken as a whole, or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(f) Liens securing Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the fair market value of the property being acquired on the date of acquisition and (iii) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, an acquisition;

(g) Liens on the assets of Receivable Subsidiaries created pursuant to any Receivables Transaction permitted pursuant to Section 8.3(a);

(h) Liens created or arising pursuant to any Loan Documents;

(i) Liens granted by any Subsidiary in favor of the Borrower;

(j) judgment and other similar Liens arising in connection with court proceedings in an aggregate amount not in excess of $15,000,000 (except to the extent covered by independent third-party insurance); provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(k) any Lien on any property of the Borrower or any Subsidiary existing on the Closing Date and set forth on Schedule 8.2 or any extension, renewal or refinancing thereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary, (ii) such Lien shall secure only those obligations which it secures as of the date hereof and (iii) in the case of any extension, renewal or refinancing thereof, (x) there is no increase in the obligations so secured and (y) such Lien does not secure additional assets not subject to the Lien then being extended or renewed;

(l) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(m) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(n) Liens (not otherwise permitted hereunder) which secure obligations or Indebtedness of the Borrower or any of its Subsidiaries not exceeding the greater of (x) $800,000,000 or (y) 10% of Consolidated Total Assets at the time such Indebtedness is incurred; and

(o) Liens granted by any Subsidiary of the Borrower that are contractual rights of set-off or netting arrangements relating to pooled deposit or sweep accounts of such Subsidiary to permit satisfaction of overdraft or similar obligations (including with respect to netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements) incurred in the ordinary course of business of such Subsidiary.

8.3 Limitation on Indebtedness

Create, issue, incur, assume, become liable in respect of or suffer to exist:

(a) any Indebtedness pursuant to any Receivables Transaction, except for Indebtedness pursuant to all Receivables Transactions that is (i) non-recourse with respect to the Borrower and its Subsidiaries (other than any Receivables Subsidiary) and (ii) in an aggregate principal amount at any time outstanding not exceeding 15% of Consolidated Total Assets at such time; or

(b) any Indebtedness of any of the Subsidiaries other than (i) Indebtedness of any Receivables Subsidiary pursuant to any Receivables Transaction permitted under Section 8.3(a), (ii) any Indebtedness of any Subsidiary as a guarantor under or pursuant to any of those certain Note Purchase Agreements or the Revolving Credit Agreement (in each case, in the amounts permitted thereunder as of the date hereof), in each case, so long as such Subsidiaries are Guarantors, (iii) any Indebtedness of any Subsidiary existing on the Closing Date and set forth on Schedule 8.3 and any refinancing thereof; provided that the then outstanding principal amount thereof is not increased and the weighted average maturity thereof is not decreased, (iv) any Indebtedness of any Subsidiary which is a Guarantor, (v) any Indebtedness of any Subsidiary owed to the Borrower or any other Subsidiary, (vi) any Indebtedness arising in respect of capital leases or purchase money obligations incurred in accordance with Section 8.2(f), (vii) any other Indebtedness of Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $800,000,000 or (y) 10% of Consolidated Total Assets at the time such Indebtedness is incurred, (viii) Indebtedness of any Subsidiary of the Borrower in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts in the ordinary course of business, (ix) any Guarantee Obligation of the Borrower in respect of Indebtedness incurred by any Subsidiary under clause (viii) hereof up to an aggregate principal amount not to exceed $300,000,000 at any time outstanding and (x) any Indebtedness of the Borrower and the Guarantors under this Agreement.

8.4 Fundamental Changes

Liquidate, windup or dissolve (or suffer any liquidation or dissolution), or merge, consolidate with or into, or convey, transfer, lease, sell, assign or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries; provided that (A) when any wholly-owned Subsidiary is merging with another Subsidiary, such wholly-owned Subsidiary shall be the continuing or surviving Person and (B) when any Foreign Subsidiary is merging with a Domestic Subsidiary, such Domestic Subsidiary shall be the continuing or surviving Person;

(b) any (i) Subsidiary may sell, transfer, contribute, convey or otherwise Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to a Domestic Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must also be a wholly-owned Subsidiary; or (ii) Foreign Subsidiary may sell, transfer, contribute, convey or otherwise Dispose of all of its assets (upon voluntary liquidation or otherwise), to any other Foreign Subsidiary;

(c) any Subsidiary formed solely for the purpose of effecting an acquisition may be merged or consolidated with any other Person; provided that the continuing or surviving corporation of such merger or consolidation shall be a Subsidiary;

(d) “Inactive” or “shell” Subsidiaries (i.e., a Person that is not engaged in any business and that has total assets of $2,000,000 or less) may be dissolved or otherwise liquidated; provided that all of the assets and properties of any such Subsidiaries are transferred to the Borrower or another Subsidiary upon dissolution/liquidation and the aggregate total assets of all Subsidiaries permitted to be dissolved or otherwise liquidated under this clause (d) shall not exceed $40,000,000;

(e) the Borrower may merge or consolidate with any Person; provided that the Borrower shall be the continuing or surviving Person; and

(f) the Borrower and its Subsidiaries may make Dispositions expressly permitted by Section 8.5.

8.5 Dispositions

Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, out-moded or worn-out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory and cash equivalents in connection with cash management in the ordinary course of business;

(c) Dispositions of property by any Subsidiary to the Borrower or to any other Subsidiary;

(d) Dispositions of Receivables pursuant to Receivables Transactions permitted under Section 8.3(a);

(e) the nonexclusive license of intellectual property of the Borrower or any of its Subsidiaries to third parties in the ordinary course of business;

(f) without limitation to clause (a), the Borrower and its Subsidiaries may sell or exchange specific items of machinery or equipment, so long as the proceeds of each such sale or exchange is used (or contractually committed to be used) to acquire (and results within one year of such sale or exchange in the acquisition of) replacement items of machinery or equipment of reasonably equivalent Fair Market Value; and

(g) other Dispositions where (i) in the good faith opinion of the Borrower, the Disposition is an exchange for consideration having a Fair Market Value at least equal to that of the property Disposed of and is in the best interest of the Borrower or the applicable Subsidiary, as the case may be; (ii) immediately after giving effect to such Disposition, no Default or Event of Default would exist; and (iii) immediately after giving effect to such Disposition, the Disposition Value of all property that was the subject thereof in any fiscal four quarter period of the Borrower plus the Fair Market Value of any other property Disposed of during such four quarter period does not equal or exceed 15% of Consolidated Total Assets as of the end of the then most recently ended fiscal quarter of the Borrower.

8.6 ERISA

Engage in a transaction which could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable law; or (c) fail to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), which, with respect to any event listed above, could reasonably be expected to have a Material Adverse Effect.

8.7 Transactions with Affiliates

Enter into any transaction of any kind with any Affiliate of the Borrower, other than for compensation and upon fair and reasonable terms with Affiliates in transactions that are otherwise permitted hereunder no less favorable to the Borrower or any Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) any transaction between the Borrower and any of its Subsidiaries or between any of its Subsidiaries, (b) reasonable and customary fees paid to members of the Boards of Directors of the Borrower and its Subsidiaries, (c) transactions effected as part of a Receivables Transaction or (d) compensation arrangements of officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business.

8.8 Restrictive Agreements

Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to prohibitions, restrictions and conditions (x) imposed by law or (y) contained in any of the Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 8.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property, assets or Equity Interests securing any such Indebtedness; (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) clauses (a) and (b) of the foregoing shall not apply to agreements governing Indebtedness not restricted by, or Indebtedness permitted under, Section 8.3 that contain restrictions no more materially restrictive, taken as a whole, than those contained in this Agreement and, in any event, in the case of any restriction subject to clause (a) above, include an exception permitting this Agreement (or any refinancing or replacement thereof permitted under such agreement) to be secured on an equal and ratable basis with any such applicable Indebtedness, (vii) clause (b) shall not apply to (x) agreements governing Indebtedness of a Subsidiary of the Borrower owed to the Borrower or (y) agreements governing Indebtedness of a Subsidiary of the Borrower that is a joint venture owed to the Borrower or any other lender under such agreement to the extent the Borrower is the administrative agent (or equivalent role) under such agreement and such restriction applies only to the property, assets or Equity Interests of, or dividends, distributions, loans, advances, repayments or guarantees by, such Subsidiary and (viii) clause (b) shall not apply to restrictions contained in the organizational documents of a Subsidiary that is a joint venture to the extent that such restriction applies only to the property, assets or Equity Interests of, or dividends, distributions, loans, advances, repayments or guarantees by, such Subsidiary.

8.9 Use of Proceeds

The Borrower will not request any Borrowing, and the Borrower shall not use, and the Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

8.10 Outbound Investment Rules.

The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 9. EVENTS OF DEFAULT

Any of the following shall constitute an Event of Default:

(a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any fee or other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof;

(b) Any representation or warranty made or deemed made by the Borrower or any Guarantor (if any) herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement shall prove to have been incorrect or misleading in any material respect when made or deemed made or furnished;

(c) (i) The Borrower shall default in the observance or performance of any covenant contained in Section 7.10, Section 7.11(a), Section 7.12 or Section 8; or (ii) the Borrower shall default in the observance or performance of any covenant contained in Section 7.1, and such default shall continue unremedied for a period of 15 days; or (iii) the Borrower shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided above in this Section), and such default described in this clause (c)(iii) shall continue unremedied for a period of 30 days; provided that if any such default covered by this clause (c)(iii), (x) is not capable of being remedied within such 30-day period, (y) is capable of being remedied within an additional 30-day period and (z) the Borrower is diligently pursuing such remedy during the period contemplated by (x) and (y) and has advised the Administrative Agent as to the remedy thereof, the first 30-day period referred to in this clause (c)(iii) shall be extended for an additional 30-day period but only so long as (A) the Borrower continues to diligently pursue such remedy, (B) such default remains capable of being remedied within such period and (C) any such extension could not reasonably be expected to have a Material Adverse Effect;

(d) The Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Indebtedness permitted under Section 8.3(b)(viii)), when and as the same shall become due and payable (after giving effect to all applicable grace periods, if any);

(e) An event or condition occurs that results in any Material Indebtedness (other than Indebtedness permitted under Section 8.3(b)(viii)) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Indebtedness permitted under Section 8.3(b)(viii)) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than Indebtedness permitted under Section 8.3(b)(viii)) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or termination date; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(f) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Guarantor (if any) or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor (if any) or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) The Borrower, any Guarantor (if any) or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor (if any) or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(h) An ERISA Event shall have occurred that, in the reasonable credit judgment of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(i) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower or any Guarantor (if any) denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; one or more judgments (to the extent not covered by insurance where insurance coverage has been acknowledged) for the payment of money in an aggregate amount in excess of $200,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; or

(j) a Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) or paragraph (g) above, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. The Borrower hereby expressly waives presentment, demand of payment, protest and all notices whatsoever (other than any notices specifically required hereby).

SECTION 10. THE ADMINISTRATIVE AGENT

10.1 Appointment

Each Lender hereby irrevocably designates and appoints the Administrative Agent as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2 Delegation of Duties

The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3 Exculpatory Provisions

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

10.4 Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, to the extent required by this Agreement, all of the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (other than any such liability or expense resulting from the gross negligence or willful misconduct of the Administrative Agent). The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (or, to the extent required by this Agreement, all of the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5 Notice of Default

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, to the extent required by this Agreement, all of the Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Administrative Agent and Other Lenders

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7 Indemnification

The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (the “Agent Indemnitee”) (to the extent not reimbursed by the Borrower in accordance with the terms hereof and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Loan Funding Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8 Administrative Agent in Its Individual Capacity

The Person serving as the Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Person serving as the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Person serving as the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Person serving as the Administrative Agent in its individual capacity.

10.9 Successor Administrative Agent

The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent (provided that it shall have been approved by the Borrower), shall succeed to the rights, powers and duties of the Administrative Agent hereunder. Effective upon such appointment and approval, the term “Administrative Agent” shall mean such successor Administrative Agent, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10 The Joint Lead Arrangers and the Syndication Agent.

The Joint Lead Arrangers and Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

Without limiting the foregoing, none of the Agents shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Agents in deciding to enter into this Agreement or in taking or not taking any action hereunder.

10.11 Acknowledgements of Lenders .

(a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and is making the Loans hereunder as commercial loans in the ordinary course of its business and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 10.11(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each Guarantor hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Guarantor; provided that this Section 10.11(c) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such erroneous Payment not been made by the Administrative Agent; provided, further that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such erroneous Payment.

(iv) Each party’s obligations under this Section 10.11(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(v) The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Borrower and the Guarantors (if any)) between the Borrower, the Guarantors (if any) and their Affiliates, on the one hand, and JPMCB and its respective Affiliates, on the other hand. Without limiting the foregoing, the Borrower, the Guarantors (if any) and their respective Affiliates may provide information, including updates to previously provided information to JPMCB and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMCB nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower, the Guarantors (if any) or their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including the information obtained by the Administrative Agent, the Borrower or Guarantor (if any) or any Affiliate thereof, or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to be) shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of the Borrower.

10.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, and each Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

10.13 Borrower Communications.

(a) The Administrative Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY SYNDICATION AGENT, ANY CO-DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing request, Interest Election Request, notice of prepayment or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Guarantor (if any) pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers

(a) Except as provided in Section 3.6(b), (c) and (d) and Section 2.7, neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this section. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan, or reduce the stated rate or amount of any interest or fee payable hereunder (except that any amendment or modification of the definition of “Consolidated Net Leverage Ratio”, “Consolidated EBITDA” or any of the defined terms referred to in any of the foregoing shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or reduce the amount of or extend the date of any payment required pursuant to Section 3.1(b), in each case without the consent of each Lender affected thereby; (ii) amend or modify Section 2.10, Section 3.7 or Section 11.7 or amend, modify or waive any provision of this section, reduce the percentage specified in the definitions of Majority Lenders, or amend or modify any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination granting consent hereunder, or consent to the assignment or transfer by the Borrower or any Guarantor (if any) of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders and the Borrower, (iii) release all or substantially all of the Guarantors (if any) (except where such release is expressly permitted elsewhere in this Agreement without such consent) without the written consent of all the Lenders, or (iv) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent; and provided, further, however, that no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of any Guarantee executed and delivered pursuant to Section 7.12 without the written consent of the Guarantors. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Guarantors (if any), the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Guarantors (if any), the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(b) [Reserved].

(c) Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Majority Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

11.2 Notices

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(i) if to the Borrower or any of the Guarantors (if any), to Henry Schein, Inc., 135 Duryea Road, Melville, New York, 11747, Attention of Michael Amodio, Vice President, Treasurer (Telecopy No. (631) 838-8553), with a copy to Proskauer Rose LLP, Eleven Times Square, New York, New York, 10036-8299, Attention of Ron Franklin, Esq. (Telecopy No. (212) 969-3195) (e-mail: rfranklin@proskauer.com);

(ii) if to the Administrative Agent from the Borrower, to JPMorgan Chase Bank, N.A. at the address separately provided to the Borrower;

(iii) if to the Administrative Agent from the Lenders, to JPMorgan Chase Bank, N.A., at JPMorgan Chase Bank, N.A., 131 S. Dearborn St., Floor 04, Chicago, IL, Attention: Loan and Agency Servicing, Email: jpm.agency.cri@jpmorgan.com; and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications, including an Approved Borrower Portal (as applicable), pursuant to procedures approved by the Administrative Agent and the Lenders. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

11.3 No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties

All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5 Expenses; Limitation of Liability; Indemnity, Etc.

(a) Expenses. The Borrower shall pay (i) all reasonable and invoiced out of pocket expenses incurred by the Administrative Agent, including the reasonable and invoiced fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of one outside counsel for the Administrative Agent and the Lenders (unless there is an actual conflict of interest, in which case, each Lender affected thereby may retain its own counsel) and applicable local counsel of the Administrative Agent and each Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and invoiced out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Limitation of Liability. To the extent permitted by applicable law none of the Administrative Agent, any Joint Lead Arranger, any Agent or any Lender, or any Related Party of any of the foregoing Persons (each such Person, a “Lender-Related Person”) shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No party hereto shall assert, and each such party hereby waives, any liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions, any Loan or the use of the proceeds thereof; provided that nothing in this Section 11.5(b) shall relieve the Borrower and each Guarantor of any obligation it may have to indemnify an Indemnitee, as provided in Section 11.5(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Borrower shall indemnify the Administrative Agent, each Joint Lead Arranger, each Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities and related expenses, including (subject to the second proviso to this sentence) the reasonable and invoiced fees, charges and disbursements of counsel for any Indemnitee incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (iii) any Loan or the use of the proceeds therefrom, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective proceeding relating to any of the foregoing, whether or not such proceeding is brought by the Borrower or any Guarantor or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from a material breach of the obligations of such Indemnitee under any Loan Document or the bad faith, gross negligence or willful misconduct of such Indemnitee; provided, further that the Borrower shall not be liable for the fees and disbursements of more than one separate firm for any Indemnitees (unless there shall exist an actual conflict of interest among such Indemnitees) and applicable local counsel in connection with any one action or any separate but substantially similar or related actions in the same jurisdiction. This Section 11.5(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d) Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 11.5 to the Administrative Agent and each Related Party thereof (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Loans outstanding on the date on which such payment is sought under this Section, and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further that no Lender shall be liable for the payment of any portion of such liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Payments. All amounts due under this Section 11.5 shall be payable promptly after written demand therefor.

11.6 Successors and Assigns; Participations and Assignments

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Borrower, nor any of the Guarantors (if any) may assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any such Person without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (, Participants (to the extent provided in paragraph (c) of this section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that the consent of the Borrower shall not be required for an assignment to a Lender, an Affiliate of a Lender, an “Approved Fund” (as defined below) or, if an Event of Default has occurred and is continuing, any other Assignee; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of a Lender or an “Approved Fund” (as defined below).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance, substantially in the form of Exhibit H (hereinafter, an “Assignment and Acceptance”), with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default or an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement:

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500;

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a duly completed Administrative Questionnaire containing all pertinent information relating to such assignee;

(E) in the case of an assignment to a “CLO” (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Acceptance between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 11.1(a) that affects such CLO; and

(F) the Assignee shall not be (a) the Borrower or any of its Subsidiaries, (b) an Affiliate of the Borrower or any of its Subsidiaries, (c) a Defaulting Lender or (d) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person; provided that, with respect to clause (d), such holding company, investment vehicle or trust shall not be subject to this clause (F) if (w) it has not been established for the primary purpose of acquiring any Loans or Commitments, (x) it is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, (y) it has assets greater than $25,000,000 and (z) a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

For the purposes of this Section 11.6(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund: (a) a CLO and (b) with respect to any Lender that is an institutional fund which invests primarily in bank loans and similar extensions of credit, any other institutional fund that invests primarily in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO: any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10, 3.11 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Assumption). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the applicable Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this section and any written consent to such assignment required by paragraph (b) of this section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities, other than the Borrower or any of its Subsidiaries (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.1(a) that affects such Participant. Subject to paragraph (c)(ii) of this section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.8, 3.9, 3.10 and 3.11 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 3.9, 3.10 or 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of Section 3.10 unless such Participant complies with Section 3.10(d) as though it were a Lender and such Participant agrees to be subject to the provisions of sections 3.12 and 3.13 as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, subject to the provisions of Section 11.14, any and all financial information in such Lender’s possession concerning the Borrower and its Subsidiaries and Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Subsidiaries and Affiliates prior to becoming a party to this Agreement.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

11.7 Adjustments; Set-off

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans then due and owing, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Sections 9(f) and (g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender (other than to the extent expressly provided herein), if any, in respect of such other Lender’s Loans then due and owing, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower or the Guarantors (if any), any such notice being expressly waived by the Borrower and the Guarantors (if any) to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any of the Guarantors (if any); provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower or any such Guarantor (if any) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Counterparts

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic

Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any Guarantor without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Guarantor hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Guarantors, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower and/or any Guarantor to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.9 Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration

This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof or thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11 GOVERNING LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12 Submission To Jurisdiction; Waivers

The Borrower hereby irrevocably and unconditionally:

(a) submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this section any special, exemplary, punitive or consequential damages.

11.13 Acknowledgements

The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any of the Guarantors (if any) arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on the one hand, and the Borrower and the Guarantors (if any), on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, the Guarantors (if any), and the Lenders.

11.14 Confidentiality

Each Lender agrees to keep confidential any written or oral information (a) provided to it by or on behalf of the Borrower or any of its Subsidiaries pursuant to or in connection with this Agreement or any other Loan Document or (b) obtained by such Lender based on a review of the books and records of the Borrower or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee or any prospective Transferee which receives such information having been made aware of the confidential nature thereof and having agreed to abide by the provisions of this Section 11.14, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, and to employees and officers of its Affiliates who agree to be bound by the provisions of this Section 11.14 or are otherwise subject to a duty of confidentiality and who have a need for such information in connection with this Agreement or other transactions or proposed transactions with the Borrower, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) subject to an agreement to comply with the provisions of this section, to any actual or prospective counter-party (or its advisors) to any Swap Agreement, (vii) which has been publicly disclosed other than in breach of this Agreement, (viii) in connection with the exercise of any remedy hereunder or any litigation to which such Lender is a party, (ix) which is received by such Lender from a Person who, to such Lender’s knowledge or reasonable belief, is not under a duty of confidentiality to the Borrower or the applicable Subsidiary, as the case may be or (x) with the consent of the Borrower.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

For the avoidance of doubt, nothing in this Section 11.14 will prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 11.14 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

11.15 USA Patriot Act

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

11.16 [Reserved].

11.17 WAIVERS OF JURY TRIAL

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.18 No Fiduciary Duty. Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Credit Parties, on the one hand, and the Borrower and its management, stockholders or creditors is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Borrower on other matters, and the relationship between the Credit Parties, on the one hand, and the Borrower, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Borrower, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor does the Borrower rely on, any fiduciary duty to the Borrower or its affiliates on the part of the Credit Parties, (c) the Borrower is capable of evaluating and understanding, and the Borrower understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Borrower has been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Borrower’s interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Borrower, (e) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent the Borrower has deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Borrower or its affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Borrower or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Borrower and the Credit Parties.

11.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.20 [Reserved].

11.21 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.22 Amendment and Restatement of the Existing Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) the satisfaction of the conditions set forth in Section 6.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to, and shall not, constitute a novation. All “Term Loans” made under the Existing Credit Agreement which are outstanding on the Effective Date (the “Existing Term Loans”) shall continue as Term Loans under (and shall be governed by the terms of) this Agreement and the other Loan Documents, and all accrued and unpaid interest with respect to any Existing Term Loans that were “Term Benchmark Loans” under and as defined in the Existing Credit Agreement shall be due and payable on the Closing Date. Without limiting the foregoing, upon the effectiveness hereof, (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Agreement”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents (b) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions as are necessary in order that each Lender’s outstanding Term Loans hereunder equal the amount of such Lender’s Term Commitment on the Closing Date (without the necessity of executing and delivering any Assignment and Assumption or other documentation or the payment of any processing or recordation fee) and (c) the Existing Term Loans of each Departing Lender shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon) and each Departing Lender shall not be a Lender hereunder or have any obligation to make Loans or extend credit under this Agreement; provided, however, that each Departing Lender shall continue to be entitled to the benefits of Sections 3.9, 3.10, 3.11 and 11.5. Each Departing Lender, by its execution of its Departing Lender Signature Page, notwithstanding the time period specified in Section 3.1 of the Existing Credit Agreement, consents to delivery on or prior to the Closing Date of the notice of prepayment with respect to prepayments of its loans under the Existing Credit Agreement. Each Lender (including each Departing Lender) agrees that the Departing Lenders shall not be subject to Section 3.7 of this Agreement or the Existing Credit Agreement (or any other similar payment sharing provisions) with respect to the payment in full of the Existing Term Loans to such Departing Lenders as contemplated by this Section 11.22.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HENRY SCHEIN, INC.

By:	/s/ Michael Amodio
	Name:	Michael Amodio
	Title:	Vice President and Treasurer

[Signature Page to Henry Schein Amended and Restated Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A.
as Administrative Agent and Lender

By:	/s/ James Kyle O’ Donnell
Name: James Kyle O’ Donnell
Title: Vice President

[Signature Page to Henry Schein Amended and Restated Term Loan Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Benjamin West
Name: Benjamin West
Title: Vice President

[Signature Page to Henry Schein Amended and Restated Term Loan Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Lender

By:	/s/ Mike Tkach
Name: Mike Tkach
Title: Authorized Signatory

[Signature Page to Henry Schein Amended and Restated Term Loan Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Susan Chan
Name: Susan Chan
Title: Senior Vice President

[Signature Page to Henry Schein Amended and Restated Term Loan Credit Agreement]

ING Bank N.V., Dublin Branch, as Lender

By:	/s/ Rory Fitzgerald
Name: Rory Fitzgerald
Title: Director

By:	/s/ Louise Gough
Name: Louise Gough
Title: Director

[Signature Page to Henry Schein Amended and Restated Term Loan Credit Agreement]

BNP PARIBAS, as Lender

By:	/s/ John Bosco
Name: John Bosco
Title: Managing Director

By:	/s/ Alan Vitulich
Name: Alan Vitulich
Title: Director

[Signature Page to Henry Schein Amended and Restated Term Loan Credit Agreement]

UNICREDIT BANK GMBH, NEW YORK BRANCH, as Lender

By:	/s/ Mario Ferrante
Name: Mario Ferrante
Title: Director

By:	/s/ Laura Shelmerdine
Name: Laura Shelmerdine
Title: Director

[Signature Page to Henry Schein Amended and Restated Term Loan Credit Agreement]

HSBC UK Bank PLC, as Lender

By:	/s/ Jenni Adams
Name: Jenni Adams
Title: Regional Director, International Subsidiary
Banking South Region

[Signature Page to Henry Schein Amended and Restated Term Loan Credit Agreement]

PNC Bank, National Association, as a Lender

By:	/s/ William P. Herold
Name: William P. Herold
Title: Senior Vice President

[Signature Page to Henry Schein Amended and Restated Term Loan Credit Agreement]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as Lender

By:	/s/ Yuanyuan Peng
Name: Yuanyuan Peng
Title: Executive Director

By:	/s/ Lindsay Du
Name: Lindsay Du
Title: Director

[Signature Page to Henry Schein Amended and Restated Term Loan Credit Agreement]